Exhibit 99.1

NEWS RELEASE

For Immediate Release

Inovio Pharmaceuticals Prices $15.1 Million Offering

of Common Stock and Warrants

BLUE BELL, PA – March 6, 2013 — Inovio Pharmaceuticals, Inc. (NYSE MKT: INO), today announced that it has priced an underwritten offering of 27,377,266 shares of its common stock and warrants to purchase up to 13,688,633 shares of common stock at a combined price to the public of $0.55 per share and related warrant for gross proceeds of $15.1 million. The warrants are exercisable at an exercise price of $0.7936 per share and will expire, unless exercised, on the date that is 180 days after the fifth anniversary of the date of issuance. The net proceeds from the sale of the shares and the related warrants, after deducting the underwriters’ discounts and other estimated offering expenses payable by Inovio, will be approximately $14.0 million, which does not include any potential proceeds from the cash exercise of any warrants.

Inovio intends to use the net proceeds received from the sale of the securities (including any resulting from the exercise of the warrants) for general corporate purposes, including clinical trial expenses, research and development expenses, general and administrative expenses, manufacturing expenses and potential acquisitions of companies and technologies that complement our business.

Cowen and Company, LLC is acting as sole book-running manager for the offering. Brean Capital, LLC is acting as co-lead manager for the offering. Maxim Group LLC is acting as co-manager.

A shelf registration statement (File No. 333-176670) relating to these securities was filed with the Securities and Exchange Commission on September 2, 2011, which was declared effective on September 23, 2011. A preliminary prospectus supplement and accompanying prospectus relating to the offering was filed with the Securities and Exchange Commission on March 6, 2013. The securities may be offered only by means of a prospectus, including a prospectus supplement, forming a part of the effective registration statement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained, when available, from Cowen and Company, LLC (c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY 11717, Attn: Prospectus Department, Phone: 631-274,2806, Fax 631-254-7140). An electronic copy of the prospectus supplement and accompany prospectus relating to the offering is available on the website of the Securities and Exchange Commission at www.sec.gov.

This press release does not constitute an offer to sell or the solicitation of offers to buy any securities of Inovio, and shall not constitute an offer, solicitation or sale of any security in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Inovio Pharmaceuticals, Inc.

Inovio is revolutionizing vaccines to prevent and treat today’s cancers and challenging infectious diseases. Its SynCon® vaccines are designed to provide universal protection against known as well as new unmatched strains of pathogens such as influenza. These synthetic vaccines, in combination with Inovio’s proprietary electroporation delivery, have been shown in humans to generate best-in-class immune responses with a favorable safety profile. Inovio’s clinical programs include phase II studies for cervical dysplasia, leukemia and hepatitis C virus and phase I studies for influenza and HIV. Partners and collaborators include the University of Pennsylvania, Merck, ChronTech, National Cancer Institute, U.S. Military HIV Research Program, NIH, HIV Vaccines Trial Network, University of Southampton, US Dept. of Homeland Security, University of Manitoba and PATH Malaria Vaccine Initiative. More information is available at www.inovio.com.

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This press release contains certain forward-looking statements under the Private Securities Litigation Reform Act of 1995 relating to our business, including our plans to develop electroporation-based drug and gene delivery technologies and DNA vaccines and our capital resources. Actual events or results may differ from the expectations set forth herein as a result of a number of factors, including uncertainties inherent in pre-clinical studies, clinical trials and product development programs (including, but not limited to, the fact that pre-clinical and clinical results referenced in this release may not be indicative of results achievable in other trials or for other indications, that the studies or trials may not be successful or achieve the results desired, that pre-clinical studies and clinical trials may not commence or be completed in the time periods anticipated, that results from one study may not necessarily be reflected or supported by the results of other similar studies and that results from an animal study may not be indicative of results achievable in human studies), the availability of funding to support continuing research and studies in an effort to prove safety and efficacy of electroporation technology as a delivery mechanism or develop viable DNA vaccines, the adequacy of our capital resources, the availability or potential availability of alternative therapies or treatments for the conditions targeted by the company or its collaborators, including alternatives that may be more efficacious or cost-effective than any therapy or treatment that the company and its collaborators hope to develop, evaluation of potential opportunities, issues involving product liability, issues involving patents and whether they or licenses to them will provide the company with meaningful protection from others using the covered technologies, whether such proprietary rights are enforceable or defensible or infringe or allegedly infringe on rights of others or can withstand claims of invalidity and whether the company can finance or devote other significant resources that may be necessary to prosecute, protect or defend them, the level of corporate expenditures, assessments of the company’s technology by potential corporate or other partners or collaborators, our ability to secure new partnerships and collaborations, capital market conditions, the impact of government healthcare proposals and other factors set forth in our Annual Report on Form 10-K for the year ended December 31, 2011, our Form 10-Q for the quarter ended September 30, 2012, and other regulatory filings from time to time. There can be no assurance that any product in Inovio’s pipeline will be successfully developed or manufactured, that final results of clinical studies will be supportive of regulatory approvals required to market licensed products, or that any of the forward-looking information provided herein will be proven accurate.

CONTACTS:

Investors: Bernie Hertel, Inovio Pharmaceuticals, 858-410-3101, bhertel@inovio.com

Media: Jeff Richardson, Inovio Pharmaceuticals, 267-440-4211, jrichardson@inovio.com